Contact: Rob Jorgenson
724-465-5448

TO BE RELEASED
9:00 a.m., Tuesday, December 16, 2008

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.31 per share cash dividend at its regular meeting held December 15, 2008. The dividend is payable January 23, 2009 to shareholders of record on December 31, 2008. This dividend represents a 3.8 percent annualized yield using the December 15, 2008 closing price of $32.21.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.5 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market System under the symbol STBA.